Exhibit 99.1

TFF Pharmaceuticals Reports Second Quarter Financial Results and Provides Corporate Update

FORT WORTH, TX – August 14, 2024 – TFF Pharmaceuticals, Inc. (NASDAQ: TFFP) (“the Company”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today reported financial results for the second quarter 2024 and provided a corporate update.

“Over the last several months, we have amassed a growing body of positive safety, efficacy and confirmatory biomarker data from our Phase 2 program that points towards TFF TAC becoming a significant new advancement for the prevention of lung transplant rejection,” said Harlan Weisman, M.D., Chief Executive Officer of TFF Pharmaceuticals. “Given our current financial resources, we are continuing to evaluate a number of different strategies to advance the TFF TAC clinical program in the most efficient manner possible.”

Recent Clinical and Corporate Highlights:

●	The Company recently provided an update from the ongoing Phase 2 trial of Tacrolimus Inhalation Powder (TFF TAC) for the prevention of lung transplant rejection.

●	Patient enrollment has accelerated with 13 patients now enrolled

●	TFF TAC at ~20% of the oral tacrolimus dose prevented acute rejection and achieved >80% of the oral trough blood levels leading to diminished drug burden

●	9 out of 9 (100%) patients who completed the 12-week treatment period with TFF TAC chose to remain on the therapy by proceeding to the long-term extension phase

●	PK data indicate that TFF TAC dosing results in reduced systemic variability of tacrolimus; the systemic tacrolimus trough to peak concentration swings that occur with oral tacrolimus are not present with TFF TAC, which is predicted to reduce the risk of organ rejection and systemic toxicities such as chronic kidney disease.

●	Confirmatory biomarker data also remain positive:

o	Updated biomarker data indicate a 6.5-fold reduction in the number of abnormally expressed rejection-related gene sets after 12 weeks of treatment with TFF TAC compared to oral tacrolimus. These data further suggest TFF TAC has the potential to provide sufficient immunosuppression to prevent rejection; there was a reduction in expression of rejection-related gene sets from 23% abnormal while on oral tacrolimus to only 3.6% abnormal after treatment with TFF TAC (an 85% reduction).

o	New biomarker data exploring the presence of donor-specific antibodies (DSA) are now available in the first 8 patients from the study. DSA is known to drive antibody-mediated rejection and is generated when there is insufficient immune suppression systemically allowing the formation of antibodies in the lymph nodes and the spleen against the transplanted (donor) organ. DSA was negative for the first 8 patients on oral tacrolimus, and DSA remained negative after 12 weeks of treatment with TFF TAC.

●	With respect to TFF TAC safety and tolerability, there has been no mortality. The majority of treatment emergent adverse events were Grade 2 (moderate) or lower with no bronchospasm or wheezing reported. Kidney function has been maintained.

●	One patient was transitioned to a dose of TFF TAC that was too low, which led to blood trough levels that were >50% below the protocol-specified minimum. This patient experienced signs of acute rejection (Grade A1, which is minimal severity based on histopathology). TFF TAC was discontinued as required by the protocol, and oral tacrolimus was resumed. The acute rejection episode has resolved.

●	TFF is finalizing the design of the next study with TFF TAC in close collaboration with clinical investigators and is in communication with regulatory authorities and plans to provide additional updates on the program including a regulatory update later in the fall.

●	In June 2024, the Company announced that it engaged Outcome Capital as a strategic advisor for the purpose of evaluating potential corporate partnerships and licensing opportunities.

●	In May 2024, the Company announced that the U.S. government will be advancing several next-generation medical countermeasures (MCMs) formulated with its Thin Film Freezing technology into advanced preclinical testing. TFF Pharmaceuticals is collaborating with Leidos, a leading Fortune 500 information technology, engineering and science solutions and services leader, to develop next-generation MCMs designed to protect military and healthcare personnel against future chemical and biological (CB) threats. The research is funded by the Defense Advanced Research Projects Agency (DARPA) under a contract through the Personalized Protective Biosystems (PPB) program.

●	In May 2024, the Company announced that, in collaboration with the Cleveland Clinic, TFF Pharmaceuticals is advancing multiple multivalent universal influenza vaccines to protect against seasonal and pandemic viruses into preclinical testing. The decision to advance the vaccine candidates into preclinical testing was based upon the successful completion of formulation testing with stability data on the combination of hemagglutinin (HA) antigens with four different adjuvants. Based on these data, three HA antigen/adjuvant candidate vaccines have been selected for testing in a pre-clinical model at Cleveland Clinic Florida.

Second Quarter 2024 Financial Results

Balance Sheet Highlights

●	As of June 30, 2024, TFF Pharmaceuticals cash and cash equivalents were approximately $4.4 million. On May 1, 2024, the Company completed a registered direct offering, receiving gross proceeds of $4.8 million before deducting offering expenses.

Operating Results

●	Research and Development (R&D) expenses were $2.6 million for the quarter ended June 30, 2024, a decrease of $0.1 million, or 3%, compared to $2.7 million for the quarter ended June 30, 2023. The net decrease of $0.1 million was primarily related to a decrease of $0.3 million in manufacturing and related expenses, offset by an increase of $0.2 million in compensation-related expenses.

●	General & Administrative (G&A) expenses were $2.0 million for the quarter ended June 30, 2024, a decrease of $0.7 million, or 24%, compared to $2.7 million for the quarter ended June 30, 2023. The net decrease of $0.7 million was primarily related to decreases of $0.5 million in compensation-related expenses and $0.2 million in insurance expenses.

●	Net Loss: Net loss was $4.5 million for the quarter ended June 30, 2024, a decrease of $0.5 million, compared to a net loss of $5.0 million for the quarter ended June 30, 2023.

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ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The TFF process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by TFF can deliver as much as 75% of the dose to the deep lung. TFF does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of TFF can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile TFF technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation or for topical delivery to the eyes, nose and skin.

SAFE HARBOR

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements in this press release include, but are not limited to, statements by the Company relating to the innovation and commercial potential of the Company’s TFF TAC product candidates. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including (i) the risk that further data from the Company’s ongoing Phase 2 trial of TFF TAC may not be consistent with the positive preliminary data obtained to date, (ii) the risk that the Company may not be able to obtain additional working capital with which to continue its current operations and clinical trials as and when needed, (iii) success in early phases of pre-clinical and clinical trials do not ensure later clinical trials will be successful; (iv) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (v) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, and (vi) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2024. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations Contact:

Jason Nelson

CoreIR

jason@coreir.com

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TFF PHARMACEUTICALS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenue	$650,222	$333,351	$853,495	$384,780
Operating expenses:
Research and development	2,588,316	2,681,898	6,144,178	6,700,557
General and administrative	2,024,473	2,670,363	4,462,777	5,789,579
Total operating expenses	4,612,789	5,352,261	10,606,955	12,490,136

Loss from operations	(3,962,567)	(5,018,910)	(9,753,460)	(12,105,356)

Other income (expense):
Interest income, net	43,819	36,120	99,568	71,199
Change in fair value of note receivable	(560,473)	(37,416)	(560,473)	(37,416)
Total other income (expense), net	(516,654)	(1,296)	(460,905)	33,783

Net loss	$(4,479,221)	$(5,020,206)	$(10,214,365)	$(12,071,573)

Net loss per share, basic and diluted	$(1.22)	$(3.47)	$(3.37)	$(8.34)
Weighted average common shares outstanding, basic and diluted	3,667,264	1,447,723	3,027,585	1,447,723

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TFF PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$4,387,198	$5,478,113
Research and development tax incentive receivable	400,881	433,852
Prepaid assets and other current assets	1,092,096	1,678,353
Total current assets	5,880,175	7,590,318
Operating lease right-of-use asset, net	78,924	119,529
Property and equipment, net	1,759,611	1,999,781
Investment in Vaxanix	1,776,746	-
Note receivable - Augmenta	-	2,310,000
Other assets	-	7,688
Total assets	$9,495,456	$12,027,316

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,358,876	$958,442
Accrued liabilities	2,160,140	1,285,586
Deferred research grant revenue	25,000	101,000
Current portion of operating lease liability	74,124	83,512
Total current liabilities	3,618,140	2,428,540
Operating lease liability, net of current portion	-	31,742
Total liabilities	3,618,140	2,460,282

Commitments and contingencies

Stockholders’ equity:
Common stock	3,246	2,370
Additional paid-in capital	134,604,851	128,044,509
Accumulated other comprehensive loss	(184,763)	(148,192)
Accumulated deficit	(128,546,018)	(118,331,653)
Total stockholders’ equity	5,877,316	9,567,034
Total liabilities and stockholders’ equity	$9,495,456	$12,027,316

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